[LETTERHEAD OF CENTER FINANCIAL CORPORATION]


                                                           NEWS RELEASE


         For more information:    Patricia B. Sweet
                                  Senior Vice President
                                  Corporate Communications
                                  Phone:  (203) 578-6296
                                  Fax:  (203) 578-6279


                   CENTER FINANCIAL TO SELL LEASING SUBSIDIARY

         Waterbury, CT - September 5, 1996....Center Financial Corpora-
         tion, the holding company of Centerbank, today announced an agreement to sell its equipment leasing subsidiary, Center Capital Corporation, to Center Capital's management. This sale is contingent upon the prospective merger between Center Finan-cial Corporation and First Union Corporation which is antici-pated to occur on or about October 31, 1996.

         In making the announcement, Center Financial president and chief executive officer Robert J. Narkis commented, "I am very pleased that an opportunity has arisen to allow the subsidi-ary's management team, led by CEO Mitchell Weiss, to purchase Center Capital so that it can operate as an independent company in Connecticut. We are confident that under Mitch's continuing leadership Center Capital Corporation should fare very well."

         In addition to Center Capital Corporation, Center Financial Corporation is the holding company for Centerbank, Centerbank Mortgage Company, and Affiliated Business Credit Corporation. On June 17, Center Financial Corporation announced a definitive merger agreement with First Union Corporation of Charlotte, N.C. the sixth largest United States banking company with as-sets of $139.9 billion at June 30, 1996 and offices in 12 east-ern states, stretching from Connecticut to Florida, as well as in the District of Columbia. Centerbank delivers banking ser-vices throughout central Connecticut via 44 traditional branches in 27 communities, seven supermarket branches and al-ternative delivery systems, such as ATMs and telephone banking. It is insured by the FDIC. Centerbank Mortgage Company is a full-service mortgage banking company with a residential ser-vicing portfolio of $7.8 billion. Affiliated Business Credit Corporation is a commercial finance company serving the North-east.